EXHIBIT 3.1
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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      WILLIAMS SCOTSMAN INTERNATIONAL, INC.

                   __________________________________________

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                   __________________________________________



         Williams Scotsman International, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

         FIRST: Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                "FOURTH: (A) The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of all classes of stock which the Corporation shall have authority to issue 220,000,000, consisting of (i) 200,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock") and (ii) 20,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

         (B) Effective upon the filing of this Certificate of Amendment (the "Effective Time"), each issued share of Common Stock (including shares of Common Stock held in the Corporation's treasury) shall automatically and without any further action on the part of the holder thereof be converted into 3.803 shares of Common Stock (the "Stock Split"). The number of authorized shares and the par value of the Common Stock shall not be affected by the Stock Split. Each holder of certificates of Common Stock ("Old Certificates") shall be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, certificates for shares of Common Stock, which will equal the number of shares represented by the Old Certificates being surrendered multiplied 3.803 and rounded down to the nearest whole number. No script or fractional share certificate shall be issued in connection with the Stock Split. Each holder of shares of Common Stock that would have otherwise received a fractional share shall, in lieu of receiving such fractional share, receive a cash payment (the "Fractional Share Payment") in U.S. dollars equal to the product of: (a) the fractional share times (b)

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$17.00. Subject to the treatment of fractional shares as described above, Old
Certificates will be deemed for all purposes to represent the number of shares of Common Stock outstanding after giving effect to the Stock Split, except that the holder of such unexchanged certificates shall not be entitled to receive any distributions payable by the Corporation after the Effective Time until the Old Certificates have been surrendered. Such distribution, if any, shall be accumulated and, at the time of surrender of the Old Certificates, all such unpaid distributions shall be paid without interest.

         (C) Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

         Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for series by the Board of Directors as permitted hereby, all shares shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.

         Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation."

         SECOND: The foregoing amendment was duly adopted in a meeting of the board of directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended.


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         THIRD: The capital of the Corporation shall not be reduced under or by reason of this amendment.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this 12th day of September, 2005.



                                      Williams Scotsman International, Inc.

                                      By: /s/ John B. Ross
                                          -----------------------------
                                          Name:  John B. Ross
                                          Title: Secretary